Exhibit 99.1

GENIUS BRANDS CLOSES $2 MILLION FINANCING,

PREPARES FOR 2ND SEASON OF RAINBOW RANGERS

On Friday, we closed a small financing of $2 million.

On Friday we also delivered the last episode of our 26 half hours (52 x 11 mins) of Rainbow Rangers to Nickelodeon, which will continue to be broadcast over the coming months, and hopefully much, much longer.

These seemingly disconnected events are, in fact, quite positively connected. The Rainbow Rangers show continues to perform successfully, and we anticipate moving forward and greenlighting a 2nd season shortly. We want to make sure that we have adequate liquidity to undertake the production and move quickly. We have over 300 products (samples below) contracted and coming into the marketplace this year and early next year. New episodes being broadcast will insure a continuing presence for the Rainbow Rangers brand on TV for a long time. The presence on TV, of course, stimulates the appetite for the children’s consumer products when they arrive on shelf, and every Rainbow Rangers product sold generates immediate royalty income for the company.

Many of our investors have been patient with us since the beginning. As I have often said, it takes 4 years to go from the creation of a concept to see an animated series produced, distributed, licensed, and consumer products from it on the retail shelf.

The road to making hit shows is bumpy. Some shows succeed. Some don’t. Building a catalogue of quality entertainment is like building a portfolio of quality stocks. There are ups and downs, but one thing has been clearly demonstrated again and again and again. It only takes one hit to pay for the entire catalogue investment.

Something else which is certain is that animated catalogues are an extremely valuable asset class. They endure. They are international. They spawn multiple income streams through the consumer products that come from the characters. They are impervious to technology, as we see good content, will always find distribution regardless of whatever new platforms and technologies emerge. Tom and Jerry was made in 1939 as shorts to run in movie theaters. They eventually played on television, home video, and ultimately on every new digital format that was invented. Tom and Jerry is STILL successful and discovered by kids every day. One of the first shows I had the privilege to work on, when I was a young writer was The Flintstones. Today one can still buy Flintstones cereals in the supermarkets and buy Flintstones vitamins in the drug stores.

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Rainbow Rangers today has over 300 consumer products coming to shelves and, in fact, one of them is a licensed vitamin. We also have toys and books and apparel, and bikes and costumes and bedding and footwear and even a toothpaste.

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We will always have need for cash to fund new productions, as we continue to grow our catalogue and build our asset base. The important point to note, however, is that the increased asset base is accretive, and we will never raise money unless we believe, the value added is greater than the impact of dilution.

As the largest shareholder of Genius Brands, nobody is more focused on that reality than myself. It was recently disclosed in a SEC Form 4 filing that I just bought a large block of stock. It could only be had by paying a premium of over $3/share, to the trading price which was then a little over $2. I did so, to acquire that large block which I knew existed, and I did so because I believed it would ultimately be worth significantly more than what I was paying for it.

In the world of content creation, those who are patient, ultimately win. It is not insignificant to note that Marvel closed the year 2000 trading at $1.42/share. In that year, the assets of Marvel were Spider-Man, Iron Man, The Incredible Hulk, X-Men, Captain America, Thor, and The Avengers, among others. In 2009, that same Marvel with essentially the same character assets, was sold to the Walt Disney Company for $4.2 billion.

Personally, I have sold my last company to Cap Cities/ABC and the Walt Disney Company in the past. It too, had animated characters, which we then established: Inspector Gadget, and Strawberry Shortcake, and Care Bears, and Dennis the Menace and The Archies and Sabrina the Teenage Witch. I am familiar with the appetite globally for animated content. It is growing, not receding, and I believe stronger than ever, those who show patience, will ultimately win. Often, they win BIG.

The characters we are producing and developing at Genius are tiffany brands. Llama Llama has sold over 20 million books and has become a staple of kids publishing. Our Baby Genius property is a classic in its own right, with huge brand equity. Warren Buffett’s Secret Millionaires Club is like no other and the lessons will stand the test of time, as will also be the case with Thomas Edison’s Secret Lab. It will also be the case with several brands that we have through our joint venture with the great Stan Lee, Stan Lee Comics. Meanwhile, Rainbow Rangers is well along that same road.

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I often like to quote Warren Buffett, because we have worked together for many years, and he has been in many of our cartoons, and his lessons are well documented in our animated Secret Millionaires Club. However, Warren’s partner Charlie Munger, another super billionaire is equally wise, and I think that his lessons are no less valuable.

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I want to thank all our shareholders who have shown patience as we have built our catalogue and as we continue to build our business. As I have often said and continue to believe more than ever, patience will be rewarded.

Sincerely,

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

Forward Looking Statements:

Certain statements in this notice constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward- looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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